EX-99B (e)

SCHEDULE I

DISTRIBUTION AGREEMENT

VARIABLE TRUST FUNDS1

1.	VT Asset Allocation Fund

2.	VT Discovery Fund

3.	VT Equity Income Fund

4.	VT International Core Fund

5.	VT Large Cap Value Fund

6.	VT Large Company Core Fund

7.	VT Large Company Growth Fund

8.	VT Money Market Fund

9.	VT Small/Mid Cap Value Fund

10.	VT Opportunity Fund

11.	VT Small Cap Growth Fund

12.	VT Total Return Bond Fund

Most recent annual approval by the Board of Trustees: April 8, 2005

Schedule I amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved name changes to the Wells Fargo Variable Trust Funds, which will become effective May 2006.